CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE of INCORPORATION
                                       OF
                       MAGNITUDE INFORMATION SYSTEMS, INC.

      MAGNITUDE INFORMATION SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:


            FIRST: That by majority vote of the Director's of the Corporation at a duly organized meeting held on October 11, 2005, pursuant to
            Section 141 of the General Corporation law of the State of Delaware (the "DGCL"),and pursuant to the vote of shareholders of the Corporation owning a majority of the Corporation's issued and outstanding common shares at a duly organized meeting on March 31, 2006, pursuant to Section 211 of the DGCL, for stockholders of record on February 6, 2006, pursuant to Section 213 of the DGCL, the following resolution was duly adopted:

            RESOLVED, that the Board of Directors and the shareholders of the Corporation hereby declare it advisable and in the best interests of the Corporation that Article IV of the Corporation's Certificate of Incorporation, filed with the Secretary of State, State of Delaware on April 19, 1988, as amended (the "Certificate of Incorporation") be amended to read as follows:

            FOURTH: The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is 303,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $.0001 per share, and 3,000,000 shares of Preferred Stock, par value $.001 per share.

SECOND: That the above stated amendment was approved by the Board of Directors of the Corporation by majority vote pursuant to
                Section 141 of the DGCL and by majority vote of the shareholders of the Corporation owning a majority of the Corporation's issued and outstanding common shares on March 31, 2006.

THIRD: That the above stated amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Steven D. Rudnik, President, an Authorized Officer, this 31st day of March, A.D. 2006.

                                           MAGNITUDE INFORMATION SYSTEMS, INC.


                                           By:   /s/ Steven D. Rudnik
                                                 -------------------------------
                                                 Steven D, Rudnik, President